Exhibit 23.2

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-127493) on Form S-8 of Cubic Corporation of our report dated June 13, 2006, with respect to the statement of net assets available for benefits of the Cubic Applications, Inc. 401(k) Retirement Plan as of December 31, 2005, which report appears in the December 31, 2006 annual report on Form 11-K of the Cubic Applications, Inc. 401(k) Retirement Plan.

/s/ TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.

Orlando, Florida
June 28, 2007